Exhibit 99.1

QualTek Announces Fourth Quarter and Annual 2021 Financial Results

- Full year 2021 results include revenue of $612.2 million and adjusted EBITDA of $60.0 million

- Reported 24-month backlog at the end of Q4 2021 was $2.1 Billion, an increase of 22.0% over year end 2020

- Fourth quarter 2021 results include revenue of $147.1 million and adjusted EBITDA of $4.0 million

- Successfully completed four acquisitions and added significant new contract awards

BLUE BELL, Pa., March 31, 2022 -- QualTek Services Inc. ("QualTek" or the "Company") (NASDAQ: QTEK), a leading turnkey provider of infrastructure services to the North American 5G wireless, telecom, power grid modernization, and renewable energy sectors, announced today a strong 2021 fourth quarter and full-year financial results of its subsidiary QualTek HoldCo, LLC.

For the Fourth Quarter:

Fourth quarter 2021 revenue was up 11.0% to $147.1 million, compared to $132.4 million for the fourth quarter of 2020. Net loss from continuing operations for the fourth quarter 2021 was $81.1 million compared to net loss from continuing operations of $56.3 million in the fourth quarter of 2020. Excluding one-time impairment of goodwill, Net loss from continuing operations for the fourth quarter 2021 was $28.6 million compared to a net loss from continuing operations of $27.5 million in the fourth quarter of 2020. Fourth quarter 2021 adjusted EBITDA was $4.0 million compared to a loss of $13.5 million for the fourth quarter of 2020. Backlog at the end of the fourth quarter was $2.1 billion which is a 22% increase over the fourth quarter 2020.

For the Full Year:

Full year 2021 revenue was $612.2 million, a decline of 6.7% from $656.5 million for the full year 2020. Net loss from continuing operations for 2021 was $101.6 million compared to net loss from continuing operations of $94.2 million in 2020. Excluding one-time impairment of goodwill, Net loss from continuing operations for 2021 improved to $49.1 million compared to a net loss from continuing operations of $65.4 million in 2020. Full year 2021 adjusted EBITDA increased 356.9% to $60.0 million, compared to $13.1 million for the full year 2020. The increase in adjusted EBITDA was driven primarily by margin improvement initiatives across both the Telecom and Renewables & Recovery segments. On a pro-forma basis, assuming the recently closed acquisitions had been owned for the full year ending December 31, 2021, QualTek estimates adjusted EBITDA would be approximately 72.0 million. For the full year 2022, guidance remains unchanged.

As QualTek has indicated in the past, strong industry tailwinds including grid modernization and infrastructure improvements along with the C-band spectrum deployment are expected to drive major 5G infrastructure buildouts and provide significant growth opportunities across the business. The company is also seeing reductions in COVID-19 health and safety protocols in key regions allowing for a return to pre-covid scale and efficiency. QualTek expects continued growth in both segments during 2022 and beyond.

Scott Hisey, QualTek’s Chief Executive Officer, said, “2021 was a critical year for the company. We successfully closed our SPAC transaction creating over $80 million of additional liquidity to allow us to execute on our strategic growth plan. Full year 2021 adjusted EBITDA grew to $60.0 million, a $47 million increase from 2020. QualTek remains on a path to be a significant industry player across the telecommunications and power industries. We successfully grew our rolling two-year backlog by 22% to $2.1 billion during the year. This growth is a testament to our strong performance and our customer’s reliance on QualTek to play a critical role in building out 5G networks and participating in the long-term grid modernization initiatives. We are very excited for the future of QualTek.”

Management will hold a conference call to discuss these results on Friday, April 1, 2022, at 9:00 a.m. Eastern Time. The call-in number for the conference call is 1 (888) 330 – 2454 or 1 (240) 789 - 2714 using passcode 2965812. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company's website at qualtekservices.com.

The following tables set forth the financial results for the periods ended December 31, 2021 and 2020:

BCP QUALTEK HOLDCO, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per unit information)

	For the Years Ended December 31,
	2021	2020
Revenue	$612,241	$656,524
Costs and expenses:
Cost of revenues	502,688	597,583
General and administrative	50,994	47,049
Transaction expenses	3,826	988
Loss on legal settlement	2,600	-
Change in fair value of contingent consideration	(4,780)	(7,081)
Impairment of goodwill	52,487	28,802
Depreciation and amortization	53,675	46,475
Total costs and expenses	661,490	713,816
Loss from operations	(49,249)	(57,292)
Other income (expense):
Gain on sale/ disposal of property and equipment	587	729
Interest expense	(50,477)	(37,659)
Loss on extinguishment of convertible notes	(2,436)	-
Total other expense	(52,326)	(36,930)
Loss from continuing operations	(101,575)	(94,222)
Loss from discontinued operations	(8,851)	(3,865)
Net loss	(110,426)	(98,087)
Other comprehensive income (loss):
Foreign currency translation adjustments	111	239
Comprehensive loss	$(110,315)	$(97,848)
Earnings per unit:
Basic earnings per unit from continuing operations	$(47.24)	$(48.61)
Basic earnings per unit from discontinued operations	(4.05)	(1.93)
Basic earnings per unit from net loss	$(51.29)	$(50.54)
Basic weighted average common units outstanding	2,184,696	2,005,824

BCP QUALTEK HOLDCO, LLC

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit information)

	December 31,
	2021	2020
Assets
Current assets	226,523	192,223
Property and equipment, net	50,682	33,794
Intangible assets, net	364,174	345,816
Goodwill	28,723	58,522
Other long-term assets	1,657	1,241
Non-current assets of discontinued operations	-	9,272
Total assets	$671,759	$640,868
Liabilities and (Deficit) / Equity
Current liabilities	$130,533	$139,231
Current portion of long-term debt and capital lease obligations	127,375	27,249
Current portion of contingent consideration	9,299	9,968
Capital lease obligations, net of current portion	19,851	15,959
Long-term debt, net of current portion and deferred financing fees	418,813	397,464
Contingent consideration, net of current portion	21,457	8,161
Distributions payable	11,409	11,409
Non-current liabilities of discontinued operations	-	1,793
Total (deficit) / equity	(66,978)	29,634
Total liabilities and equity	$671,759	$640,868

BCP QUALTEK HOLDCO, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31,
	2021	2020
Net cash (used in) provided by operating activities	$(17,942)	$13,457
Net cash used in investing activities	(43,532)	(3,963)
Net cash provided by (used in) financing activities	63,373	(9,712)
Effect of foreign currency exchange rate (translation) on cash	83	59
Net increase (decrease) in cash	1,982	(159)
Cash:
Beginning of year	169	328
End of year	$2,151	$169

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(in thousands)

	For the Years Ended December 31,
Revenue:	2021	2020
Telecom	$498,221	$587,614
Renewables and Recovery Logistics	114,020	68,910
Total consolidated revenue	$612,241	$656,524

	For the Years Ended December 31,
Adjusted EBITDA Reconciliation:	2021	2020
Telecom adjusted EBITDA	$32,542	$2,409
Renewables and Recovery Logistics adjusted EBITDA	44,869	28,943
Corporate adjusted EBITDA	(17,376)	(18,213)
Total adjusted EBITDA	$60,035	$13,139
Less:
Management fees	(889)	(518)
Transaction expenses	(3,826)	(988)
Loss on legal settlement	(2,600)	-
Change in fair value of contingent consideration	4,780	7,081
Impairment of goodwill	(52,487)	(28,802)
Depreciation and amortization	(53,675)	(46,475)
Interest expense	(50,477)	(37,659)
Loss on extinguishment of convertible notes	(2,436)	-
Loss from continuing operations	$(101,575)	$(94,222)

The following tables set forth the financial results for the three-month periods ended December 31, 2021 and 2020:

BCP QUALTEK HOLDCO, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per unit information)

(unaudited)

	For the Three Months Ended December 31,
	2021	2020
Revenue	$147,057	$132,444
Costs and expenses:
Cost of revenues	130,192	134,823
General and administrative	13,032	11,389
Transaction expenses	951	421
Loss on legal settlement	2,600	-
Change in fair value of contingent consideration	(236)	(7,081)
Impairment of goodwill	52,487	28,802
Depreciation and amortization	14,539	11,714
Total costs and expenses	213,565	180,068
Loss from operations	(66,508)	(47,624)
Other income (expense):
Gain on sale/ disposal of property and equipment	73	153
Interest expense	(14,699)	(8,835)
Total other expense	(14,626)	(8,682)
Loss from continuing operations	(81,134)	(56,306)
Loss from discontinued operations	(737)	(2,157)
Net loss	(81,871)	(58,463)
Other comprehensive income (loss):
Foreign currency translation adjustments	36	483
Comprehensive loss	$(81,835)	$(57,980)
Earnings per unit:
Basic earnings per unit from continuing operations	$(36.49)	$(28.46)
Basic earnings per unit from discontinued operations	(0.33)	(1.08)
Basic earnings per unit from net loss	$(36.82)	$(29.54)
Basic weighted average common units outstanding	2,223,554	2,005,824

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(in thousands)

(unaudited)

	For the Three Months Ended December 31,
Revenue:	2021	2020
Telecom	$138,201	$118,885
Renewables and Recovery Logistics	8,856	13,559
Total consolidated revenue	$147,057	$132,444

	For the Three Months Ended December 31,
Adjusted EBITDA Reconciliation:	2021	2020
Telecom adjusted EBITDA	$5,635	$(13,619)
Renewables and Recovery Logistics adjusted EBITDA	2,688	4,716
Corporate adjusted EBITDA	(4,279)	(4,585)
Total adjusted EBITDA	$4,044	$(13,488)
Less:
Management fees	(138)	(127)
Transaction expenses	(951)	(421)
Loss on legal settlement	(2,600)	-
Change in fair value of contingent consideration	236	7,081
Impairment of goodwill	(52,487)	(28,802)
Depreciation and amortization	(14,539)	(11,714)
Interest expense	(14,699)	(8,835)
Loss from continuing operations	$(81,134)	$(56,306)

About QualTek

Founded in 2012, QualTek is a leading technology-driven provider of infrastructure services to the 5G wireless, telecom, power grid modernization, and renewable energy sectors across North America. QualTek has a national footprint with more than 80 operation centers across the U.S. and a workforce of over 5,000 people. QualTek has established a nationwide operating network to enable quick responses to customer demands as well as proprietary technology infrastructure for advanced reporting and invoicing. The Company will report within two operating segments: Telecommunications and Renewables and Recovery. For more information, please visit qualtekservices.com.

Forward Looking Statements

This communication contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the financial condition, results of operations, earnings outlook and prospects of QualTek. Forward-looking statements are typically identified by words such as "plan," "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "continue," "could," "may," "might," "possible," "potential," "predict," "should," "would" and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of QualTek and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the SEC by QualTek.

Should one or more of the risks or uncertainties materialize or should any of the assumptions made by the management of QualTek prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All pro forma numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

All subsequent written and oral forward-looking statements concerning the matters addressed in this communication and attributable to QualTek or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this communication. Except to the extent required by applicable law or regulation, QualTek undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this communication to reflect the occurrence of unanticipated events.

Media Contact:

QualTek IR/Communications
Gianna Lucchesi
PR@qualtekservices.com

(484) 804 - 4585